Exhibit 99.1

For Release 2 p.m. PST

Jan. 11, 2005

Microsoft Announces Retirement of Chief Financial Officer John Connors

REDMOND, Wash. — Jan. 11, 2005 — Microsoft Corp. today announced that John Connors, its chief financial officer (CFO), is retiring from the company to become a partner at a Seattle-area venture capital firm. The company plans to consider internal and external candidates to fill the CFO position. Connors, age 45, has been with Microsoft 16 years and has been the company’s CFO for the last five years.

“I will miss Microsoft a great deal, but it’s time for me to move to a new chapter in my life,” Connors said. “I’m looking forward to a greater emphasis on community and business participation in the Northwest.”

“I want to thank John for his terrific contribution over the past 16 years and his participation in building a thriving set of businesses,” said Steve Ballmer, Microsoft’s CEO. “John has done an awesome job building a world-class finance organization for Microsoft and leaves behind him a very capable team.”

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, print and online media only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

For more information, financial analysts only:

Curt Anderson, Microsoft Investor Relations, (425) 706-3703

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